EXHIBIT 10.1

EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (“Agreement”) dated as of September 28, 2002 by and among GE Information Services, Inc., a Delaware corporation (together with its successors, the “Company”), GXS Holdings, Inc., a Delaware corporation (together with its successors, “GXS”), and Harvey Seegers (“Executive”), to be effective as of the Effective Date (certain capitalized terms used herein being defined in Article 7 hereof).

     WHEREAS, pursuant to a Recapitalization Agreement dated as of June 21, 2002 among General Electric Company (“GE”), GE Investments, Inc. and Global Acquisition Company (the “Acquiror”), 90% of the shares of GXS (the “Recapitalization”) will be acquired by the Acquiror;

     WHEREAS, immediately prior to the Closing Date, Executive was employed by the Company or one of its affiliates;

     WHEREAS, as of the Closing Date, the Company became a wholly owned subsidiary of GXS;

     WHEREAS, the Company has entered into an Employee Lease Agreement dated on or about the date hereof (the “Employee Lease Agreement”) with GE pursuant to which all employees of the Company prior to the Closing Date are being transferred to GE but their services will be leased to the Company during the period commencing on the Closing Date and ending on the date the employees are transferred to the Company or its affiliates pursuant to the terms of the Employee Lease Agreement (such period, the “Transition Period”);

     WHEREAS, each of the Company and GXS considers it in its best interests and the best interests of its stockholders to foster the continued employment of Executive from and after the Effective Date;

     WHEREAS, Executive is willing to continue his employment on and after the Effective Date on the terms hereinafter set forth in this Agreement;

     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
POSITION; TERM OF AGREEMENT

     Section 1.01. Position. (a)      As of and following the Effective Date, Executive shall serve as President and Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the “Board”).

     (b)       As President and Chief Executive Officer, Executive shall have such duties and authority, consistent with such position, as shall be determined from time to time by the Board.

     (c)       During the Employment Term, Executive will devote substantially all of his business time to the performance of his duties under this Agreement and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that, so long as such service does not materially interfere with the performance of Executive’s duties hereunder, nothing herein shall be deemed to preclude Executive from serving on any civic or charitable board or, subject to the prior written consent of the Board, on any other corporate board.

     (d)       The Company and GXS intend and agree to take all actions legally permitted to cause Executive to be a member of the Board so long as Executive is serving as Chief Executive Officer of the Company.

     (e)       Executive shall be indemnified by the Company to the fullest extent permitted by Delaware law with respect to his service as a director, officer, employee or agent of the Company or with respect to his service as a director, officer, employee or agent of another corporation at the request of the Company.

     Section 1.02. Term. Executive shall be employed by the Company for a period (the “Employment Term”) commencing on the Effective Date and, subject to earlier termination or extension as provided herein, ending on the third anniversary of the Closing Date; provided that on each anniversary of the Closing Date beginning on such third anniversary, the Employment Term shall be automatically extended for successive one-year periods unless not later than one month prior to any such automatic extension the Company or Executive shall give notice that the Employment Term shall not be extended.

ARTICLE 2
COMPENSATION AND BENEFITS

     Section 2.01. Base Salary. Commencing on the Effective Date, the Company shall pay Executive an annual base salary (the “Base Salary”) at the annual rate of $425,000, payable in equal monthly installments or otherwise in accordance with the payroll and personnel practices of the Company from time to time. The Board shall review Executive’s Base Salary at least annually for possible increases in the sole discretion of the Board. Executive’s Base Salary shall not be reduced during the Employment Term.

     Section 2.02. Bonus. Subject to Executive’s continued employment hereunder through December 31, 2002, for the calendar year ending December 31, 2002, Executive will receive a guaranteed bonus (the “First-Year Company Bonus” and, together with the GE Bonus defined below, the “First-Year Bonus”) in an amount equal to the product of (i) the quotient obtained by dividing (A) the portion of the annual bonus Executive receives from General Electric Company and its Affiliates for the period from January 1, 2002, through the date immediately preceding the Closing Date, provided that the amount of such bonus for purposes hereof shall not exceed $375,000 on an annualized basis (such portion, the “GE Bonus”), by (B) the number of full calendar weeks during the period commencing on January 1, 2002, and ending on the Closing Date, and (ii) the number of full calendar weeks during the period commencing on the Closing Date and ending December 31, 2002, to be paid in a lump sum payment on or before March 31, 2003. For each calendar year thereafter, subject to Executive’s continued employment hereunder on December 31 of such year, Executive shall be eligible for an annual bonus (“Annual Bonus”), with a minimum guaranteed bonus of 50% of Base Salary and a target bonus opportunity of 100% of Base Salary, based on attainment of such goals as shall be mutually agreeable to the Board and Executive. The Annual Bonus for each calendar year shall be paid in a lump sum payment on or before March 31 of the following calendar year.

     Section 2.03. Employee Benefits. (a) During the Employment Term, Executive shall be eligible for employee benefits (including fringe benefits, vacation and health, accident and disability insurance, and retirement plan participation) substantially similar to those benefits made available generally to senior executives of the Company.

     (b)  During the Employment Term, the Company shall (i) pay Executive a car allowance in an amount not to exceed $80,000 every three years and (ii) reimburse the cost of Executive’s country club membership in an annual amount not to exceed $5000. The Company shall also reimburse Executive for attorney fees incurred in negotiating and finalizing this Agreement.

     Section 2.04. Business And Travel Expenses. Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies as in effect from time to time.

     Section 2.05. Options. (a) On the Effective Date, the Company shall grant to Executive an option (the “Option”) to purchase 3,409,091 shares of common stock of GXS (“Common Stock”) (representing 3.0% of the Common Stock as of the Closing Date on a fully diluted basis, taking into account the number of shares reserved under the Plan as of the Effective Date), at an exercise price per share equal to the fair market value (determined in accordance with the terms of the Plan) of a share of Common Stock on the date hereof (which is $0.50 per share). The Option will be treated as an “incentive stock option” within the meaning of Section 422 of the Code to the maximum extent permitted by law and shall be issued pursuant to Rule 701 of the Securities Act or registered on a Form S-8 registration statement under the Securities Act that becomes effective within ninety (90) days after the Effective Date.

     (b)       The Option shall consist of five tranches. The first tranche shall consist of 2,045,455 shares of Common Stock (representing 60% of the total shares of Common Stock subject to the Option) and the remaining four tranches shall each consist of 340,909 shares of Common Stock (each such tranche representing 10% of the total shares of Common Stock subject to the Option). Provided Executive remains in the employ of the Company, GXS or one of their Subsidiaries as of the applicable vesting date, each such tranche shall become vested and exercisable as to 25% of the shares constituting such tranche on the first anniversary of the Vesting Commencement Date with respect to such tranche, and the balance of the shares constituting such tranche shall become vested and exercisable at a rate of 1/36 of such balance per month over the 3-year period following such anniversary.

     (c)       The vesting commencement date (the “Vesting Commencement Date”) with respect to the first tranche (as described in paragraph (b) above) of the Option shall be the Closing Date, and the Vesting Commencement Date for the second, third, fourth and fifth tranches shall be, respectively, the first, second, third and fourth anniversaries of the Closing Date.

     (d)       Payment for the exercise of the Option may be (i) in cash, by certified or bank cashier check payable to the order of the Company, free from all collection charges, (ii) in shares of Common Stock (provided such shares shall have been held by the Optionee for at least six months unless the Committee determines in its sole discretion that such six-month holding period is not necessary to comply with any accounting, legal or regulatory requirement) having a fair market value (determined in accordance with the Plan) equal to the full amount of the exercise price therefor, or (iii) a combination thereof. Executive shall have the right to direct the Company or GXS to withhold a number of shares of Common Stock having a fair market value (determined in accordance with the Plan) equal to that portion of the tax withholding obligation due upon exercise of the Option or disposition of the shares of Common Stock acquired upon such exercise as shall be permitted by law and shall not trigger variable accounting.

     (e)       The Option shall have a 10-year term. Any unvested portion of the Option shall become fully vested and exercisable (i) immediately before a Change in Control or (ii) upon termination of Executive’s employment by the Company without Cause (other than by reason of Executive’s death or disability) or by Executive for Good Reason. Except as set forth herein and except that the dispute resolution provisions herein shall apply to the Option, the Options shall otherwise be subject to the terms of the GXS Stock Incentive Plan (the “Plan”) and the applicable award agreement, copies of which are attached hereto as Attachment 1 and Attachment 2, respectively.

     (f)       Upon termination of Executive’s employment, the Company shall have the right to repurchase the shares of Common Stock acquired upon exercise of the Option in accordance with the terms of the Plan and the applicable award agreement.

     (g)       As a condition to the exercise of the Option, Executive shall enter into a stockholders agreement which shall give him tag-along rights and piggy-back registration rights, and shall subject him to drag-along rights, on terms similar to those set forth on Attachment 3.

ARTICLE 3
CERTAIN TERMINATION BENEFITS

     Section 3.01. Certain Events. (a) A “Qualifying Event” means the termination of Executive’s employment by the Company without Cause (other than by reason of Executive’s death or disability) or by Executive for Good Reason.

     (b)       Each party hereto shall give to the other party 30 days prior written notice of such party’s intent to terminate Executive’s employment with the Company for any reason.

     Section 3.02. Right To Certain Benefits. In the event of any termination of employment during the Employment Term, Executive shall be entitled to receive from the Company either the relevant Severance Benefits to the extent and as described in Section 3.03 or the relevant Separation Benefits to the extent and as described in Section 3.04, as the case may be, contingent upon Executive signing a release of claims arising from Executive’s employment and the termination thereof in a form reasonably acceptable to the Company.

     Section 3.03. Benefits Upon A Qualifying Event. In the event of any termination of employment during the Employment Term, Executive shall be entitled to the following benefits (the “Severance Benefits”) upon a Qualifying Event:

     (a)       The Company shall pay Executive as soon as practicable a lump sum, in cash, equal to Executive’s earned but unpaid Base Salary and other vested but unpaid cash entitlements for the period through and including the date of termination of Executive’s employment, including unused earned vacation pay and unreimbursed documented business expenses (collectively, “Accrued Compensation”). In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the date of termination of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively, “Accrued Benefits”).

     (b)       The Company shall pay Executive as soon as practicable a lump sum, in cash, equal to the sum of (i) a pro rata portion (based on the number of whole and partial calendar months prior to and including the month in which the Qualifying Event occurs) of the most recent Annual Bonus or First-Year Bonus, as applicable, paid to Executive, and (ii) a lump sum severance payment in an amount equal to 1.5 times the sum of (A) the annual Base Salary in effect immediately prior to such Qualifying Event and (B) the most recent Annual Bonus or First-Year Bonus, as applicable, paid to Executive.

     (c)       Any unvested portion of the Option shall become fully vested and exercisable on the date of such termination. The Option shall remain exercisable by Executive for 12 months following the date of such termination.

     (d)       Except as set forth in this Section 3.03, Executive will be entitled to no other payments or benefits from the Company.

     Section 3.04. Separation Benefits. In the event of any termination of employment during the Employment Term other than upon a Qualifying Event, Executive (or his estate, as the case may be) shall be entitled to the benefits set forth below (the “Separation Benefits”):

     (i)       The Accrued Compensation;

     (ii)       The Accrued Benefits; and

     (iii)       Executive shall be entitled to exercise the portion of the Options vested on the date of such termination for the period provided in the Plan and the applicable award agreement.

ARTICLE 4
COVENANTS AND REPRESENTATIONS

     Section 4.01. Noncompetition, Nonsolicitation, Noncompete, Nondisparagement And Nondisclosure. (a) While employed by the Company and for 18 months after the termination of Executive’s employment, Executive shall not, on his account, or as an employee, consultant, independent contractor, partner, owner, officer, director or stockholder, engage in, be connected with, have any interest in, or aid or assist anyone else to engage in, be connected with, or have any interest in, any firm or person which directly competes with a line or lines of business which the Company or GXS (or any of their Subsidiaries) was engaged in or sought to be engaged in during the Employment Term; provided that Executive may (i) purchase securities in any corporation whose securities are listed or traded on a national securities exchange or in an over-the-counter securities market if such purchases do not result in Executive beneficially owning, directly or indirectly, at any time 5% or more of the equity securities of any such corporation and (ii) be an employee, independent contractor or officer of any such firm or person provided Executive has no direct or indirect duties or responsibilities with respect to any activities of such firm or person which are competitive with any line or lines of business of the Company or GXS (or any of their Subsidiaries).

     (b)       While employed by the Company and for 18 months after the termination of Executive’s employment, Executive shall not, directly or indirectly:

(i) induce or attempt to induce any employee of GXS or the Company (or any Subsidiary of GXS or the Company) to be employed or perform services elsewhere;

(ii) solicit or attempt to solicit the trade of any individual or entity which, at the time of such solicitation, is a customer of GXS or the Company (or any Subsidiary of GXS or the Company) or which GXS or the Company (or any Subsidiary of GXS or the Company) is undertaking reasonable steps to procure as a customer at the time of or immediately preceding termination of employment; provided, however, that this limitation shall only apply to any product or service which is in competition with a product or service of GXS or the Company (or any Subsidiary of GXS or the Company).

     (c)       In connection with the termination of Executive’s employment hereunder, Executive shall cooperate with the Company and any Subsidiary or Affiliate of the Company to ensure an orderly transition, in such a manner and at such times as the Company shall reasonably request.

     (d)      Except as required by law, neither party will at any time (whether during or after termination of Executive’s employment with the Company) knowingly make any statement, written or oral, or take any other action that would disparage or otherwise harm the other party, its business or reputation or, in the case of the Company, the reputation of any of its Affiliates or the officers and directors of any of them.

     (e)       Executive shall enter into and agrees to be bound by the Proprietary Information and Inventions Agreement of the Company, a copy of which is attached as Annex A to the Plan.

     Section 4.02. Material Inducement; Specific Performance. (a) If any provision of Section 4.01 is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, the Company and Executive agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties.

     (b)       Executive acknowledges that a material part of the inducement for the Company to provide the compensation provided herein is Executive’s covenants set forth in Section 4.01 and that the covenants and obligations of Executive with respect to noncompetition, nondisclosure and nonsolicitation relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that, if Executive shall materially breach any of those covenants during or following termination of employment, the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post a bond) restraining Executive from committing any violation of the covenants and obligations contained in Section 4.01 and the Company shall have no further obligation to pay Executive any benefits otherwise payable hereunder. The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as an arbitrator (or court) shall reasonably determine.

     Section 4.03. Employee Representation. Executive expressly represents and warrants to the Company that Executive is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way Executive’s ability to fully perform Executive’s duties and responsibilities under this Agreement.

ARTICLE 5
SUCCESSORS AND ASSIGNMENTS

     Section 5.01. Assignments. Except for an assignment in the event of a Change in Control or an assignment to an affiliate of the Company, this Agreement shall not be assignable by the Company without the written consent of Executive. This Agreement shall not be assignable by Executive.

     Section 5.02. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

ARTICLE 6
MISCELLANEOUS

     Section 6.01. Notices. Any notice required to be delivered hereunder shall be in writing and shall be addressed:

(i)	if to the Company, to:

100 Edison Park Drive Gaithersburg, MD 20878 Fax: 301-340-5840 Attn: General Counsel

with copies to:

Davis Polk & Wardwell 1600 El Camino Real Menlo Park, CA 94025 Tel: 650-752-2000 Fax: 650-752-2111 Attn: Jean M. McLoughlin

(ii)	if to Executive, to Executive’s last known address as reflected on the books and records of the Company;

or, in each case, to such other address as such party may hereafter specify for the purpose by written notice to the other party hereto. Any such notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     Section 6.02. Effectiveness of Agreement. The effectiveness of this Agreement is subject to approval by a majority of the Board of Directors of GXS and approval by a vote of the persons who own more than 75% of the outstanding voting stock of GXS immediately before the Effective Date. Prior to the vote by GXS stockholders, the GXS Board of Directors will provide the GXS stockholders with adequate disclosure of all material facts concerning all payments under this Agreement which (but for approval of the Agreement by the stockholders) would be parachute payments within the meaning of Section 280G of the Code.

     Section 6.03. Dispute Resolution. (a) Except as provided in Section 4.02, each of Executive and the Company shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three arbitrators sitting in a location in Maryland, in accordance with the rules of the American Arbitration Association then in effect. Executive’s election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and Executive. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

     (b)       Each party shall pay its own expenses of such arbitration or litigation and all common expenses of such arbitration or litigation shall be borne equally by Executive and the Company. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

     Section 6.04. Unfunded Agreement. The obligations of the Company under this Agreement represent an unsecured, unfunded promise to pay benefits to Executive and/or Executive’s beneficiaries, and shall not entitle Executive or such beneficiaries to a preferential claim to any asset of the Company.

     Section 6.05. Non-exclusivity Of Benefits. Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Executive’s rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or nonqualified), programs, policies, or practices provided by the Company, for which Executive may qualify; provided, however, that the Severance Benefits shall be in lieu of any severance benefits under any such plans, programs, policies or practices. Vested benefits or other amounts which Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Company (i.e., including, but not limited to, vested benefits under any qualified or nonqualified retirement plan), at or subsequent to the date of termination of Executive’s employment shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Agreement.

     Section 6.06. Employment Status. Nothing herein contained shall interfere with the Company’s right to terminate Executive’s employment with the Company at any time, with or without Cause, subject to the Company’s obligation to provide Severance Benefits or Separation Benefits, if any. Executive shall also have the right to terminate Executive’s employment with the Company at any time without liability, subject only to the provisions hereof and Executive’s obligations hereunder.

     Section 6.07. Entire Agreement. This Agreement represents the entire agreement between Executive and the Company and its affiliates with respect to Executive’s employment and/or severance rights, and supersedes all prior discussions, negotiations, and agreements concerning such rights; provided, however, that any amounts payable to Executive hereunder shall be reduced by any amounts paid to Executive as required by any applicable law in connection with any termination of Executive’s employment.

     Section 6.08. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as are legally required to be withheld.

     Section 6.09. Waiver Of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

     Section 6.10. Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

     Section 6.11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without reference to principles of conflict of laws.

     Section 6.12. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

ARTICLE 7
DEFINITIONS

     For purposes of this Agreement, the following terms shall have the meanings set forth below.

     “Accrued Benefits” has the meaning accorded such term in Section 3.03.

     “Accrued Compensation” has the meaning accorded such term in Section 3.03.

     “Affiliate” has the meaning accorded to such term in Rule 12b-2 under the Exchange Act.

     “Agreement” has the meaning accorded such term in the introductory paragraph of this Agreement.

     “Base Salary” has the meaning accorded such term in Section 2.01.

     “Beneficial Ownership” A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “beneficially own,” securities pursuant to Rule 13d-3 under the Exchange Act.

     “Board” means, the Board of Directors of the Company.

     “Cause” means the occurrence of any one or more of the following:

(i) Executive’s willful and continued failure substantially to perform the duties of Executive’s position as then in effect (other than as a result of incapacity due to physical or mental illness) which failure is not remedied within fifteen business days of written notice from the Company;

(ii) Executive’s gross negligence or willful malfeasance in the performance of Executive’s duties hereunder as then in effect;

(iii) Executive’s breach of any of the covenants contained in Section 4.01; or

(iv) Executive’s commission of an act constituting fraud, embezzlement, or any other act constituting a felony.

For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by Executive not in good faith and without reasonable belief that such action or failure to act was in the best interests of the Company.

     “Change in Control” means the occurrence of any of the following:

(i) the consummation of a merger or consolidation of the Company or GXS with or into any other entity pursuant to which the stockholders of the Company or GXS, as applicable, immediately prior to such merger or consolidation hold less than 50% of the voting power of the surviving entity;

(ii) the sale or other disposition of all or substantially all of the Company’s or GXS’s assets or any approval by the stockholders of the Company or GXS of a plan of complete liquidation of the Company or GXS, as applicable;

(iii) any acquisition by any person or persons (other than the direct and indirect stockholders of the Company or GXS immediately after the Closing Date) of the Beneficial Ownership of 50% or more of the voting power of the Company’s or GXS’s equity securities in a single transaction or series of related transactions; provided, however, that an underwritten public offering of the Company’s or GXS’s securities shall not be considered a Change in Control; or

(iv) any change in the composition of the Board over a two-year period such that the directors at the beginning of the period and new directors elected during that period and approved by two-thirds of the incumbent directors cease to constitute at least a majority of the Board.

provided, however, that a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

     “Closing Date” means the closing date of the Recapitalization.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Effective Date” means the last date of the Transition Period.

     “Employment Term” has the meaning accorded such term in Section 1.02.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Good Reason” means the occurrence of any of the following without Executive’s written consent:

(i) Any change in Executive’s title or position that constitutes a material diminution in authority as compared to the authority of his title or position as of the Effective Date, or any substantial diminution in Executive’s duties and responsibilities (other than a change due to Executive’s disability);

(ii) Any refusal or failure by the Company to pay compensation or provide benefits in accordance with this Agreement; or

(iii) Any relocation of Executive’s office or the Company’s principal executive office to a location more than 50 miles from its location on the Closing Date;

provided, however, that no act or failure to act by the Company shall give rise to “Good Reason” if cured within 30 days of written notice by Executive to the Company.

     “Option” has the meaning accorded such term in Section 2.05.

     “Person” means an individual, corporation, partnership, association, trust or any other entity or organization.

     “Qualifying Event” has the meaning accorded such term in Section 3.01.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Separation Benefits” has the meaning accorded such term in Section 3.04.

     “Severance Benefits” has the meaning accorded such term in Section 3.03.

     “Subsidiary” of any Person means any other Person of which securities or other ownership interests having voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

     “Vesting Commencement Date” shall have the meaning accorded such term in Section 2.05(c).

     IN WITNESS WHEREOF, the Company, GXS and Executive have executed this Agreement, to be effective as of the day and year first written above.

GE INFORMATION SERVICES, INC

By:	/s/ Brian J. Ruder Name: Brian J. Ruder Title: Vice President

GXS HOLDINGS, INC

By:	/s/ Brian J. Ruder Name: Brian J. Ruder Title: Vice President

EXECUTIVE:

/s/ Harvey F. Seegers HARVEY SEEGERS